Exhibit 95.1

MINE SAFETY VIOLATIONS AND OTHER LEGAL MATTER DISCLOSURES
PURSUANT TO SECTION 1503(a) OF THE DODD-FRANK WALL STREET
REFORM AND CONSUMER PROTECTION ACT

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires issuers that are operators, or that have subsidiaries that is an operator, of a coal or other mine to include in periodic reports filed with the Securities and Exchange Commission certain information relating to citations and orders for violations of standards under the Federal Mine Safety and Health Act of 1977. The following tables disclose information required under the Dodd-Frank Act during the three months ended March 31, 2017.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MHSA Assessments Proposed ($)
Honeybrook Refuse Operation/36-08595	1	—	—	—	—	$—
NEPCO CO - Generation Facility/36-08064	1	—	—	—	—	$—

Mine or Operating Name/MSHA Identification Number	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Honeybrook Refuse Operation/36-08595	—	No	No	—	—	—
NEPCO CO - Generation Facility/36-08064	—	No	No	—	—	—